QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE MIDDLEBY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive
Elgin, Illinois 60120

April 19, 2002

Notice of Annual Stockholders Meeting:

You are hereby notified that the Annual Meeting of Stockholders of The Middleby Corporation (the "Company") will be held at the Company's facility located at 1400 Toastmaster Drive, Elgin, Illinois at 10:30 a.m., local time, on Thursday, May 16, 2002, for the following purposes:

1.
To elect ten directors to hold office until the 2003 Annual Meeting.

2.
To consider and act on a proposal to approve amendments to the 1998 Stock Incentive Plan.

3.
To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please vote, sign and date the enclosed proxy and return it in the envelope provided.

                      By Order of the Board of Directors
                      DAVID B. BAKER
                       Secretary

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive
Elgin, Illinois 60120

2002 ANNUAL MEETING OF STOCKHOLDERS
May 16, 2002
PROXY STATEMENT

GENERAL

This Proxy Statement and the accompanying proxy are furnished to stockholders of The Middleby Corporation (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2002 Annual Meeting of Stockholders (the "Meeting") to be held at the Company's facility located at 1400 Toastmaster Drive, Elgin, Illinois, at 10:30 a.m. local time, on Thursday, May 16, 2002, for the purposes set forth in the accompanying Notice of Meeting. The Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended December 29, 2001 are being mailed to stockholders on or about April 19, 2002.

Stockholders of record at the close of business on March 28, 2002 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 8,971,922 shares of common stock, par value $.01 per share, of the Company ("Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share held on the record date.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Proposal No. 1 — Election of Directors" as set forth therein as directors of the Company and FOR approval of amendments to the 1998 Stock Incentive Plan as set forth below under the caption "Proposal No. 2 — Approval of Amendments to the 1998 Stock Incentive Plan". Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above Elgin address) or at the Meeting if the stockholder attends in person. A later dated proxy will revoke a prior dated proxy. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of March 28, 2002.

HOLDINGS OF STOCKHOLDERS, DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth, as of March 28, 2002, the name, address and holdings of each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, and the amount of Common Stock beneficially owned by each of the directors and executive officers of the Company and by all directors and executive officers of the Company as a group. The address of directors and officers is c/o The Middleby Corporation, 1400 Toastmaster Drive, Elgin, Illinois 60120.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Executive Officers:
William F. Whitman, Jr.	1,943,571 shares	(1)	21.7%
Robert R. Henry	832,500 shares	(2)(3)(10)	9.3%
Laura B. Whitman	456,625 shares	(3)(4)(10)	5.1%
David P. Riley	231,545 shares	(5)	2.6%
A. Don Lummus	151,300 shares	(6)(10)	1.7%
Selim A. Bassoul	214,180 shares	(7)	2.3%
Sabin C. Streeter	33,000 shares	(10)	(8)
John R. Miller III	29,000 shares	(10)	(8)
Philip G. Putnam	21,000 shares	(3)(10)	(8)
Robert L. Yohe	53,000 shares	(3)(10)	(8)
David B. Baker	23,557 shares	(9)	(8)
All directors and executive officers of the Company	3,989,278 shares	(1)(2)(3)(4)(5) (6)(7)(9)(10)	44.5%
Other 5% + Owners
W. Fifield Whitman III c/o The Middleby Corporation 1400 Toastmaster Drive Elgin, IL 60120	541,746 shares	(4)	6.0%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	791,044 shares	(11)	8.8%
Corbyn Investment Management Suite 108 2330 W. Joppa Road Lutherville, MD 21093	1,056,975 shares	(12)	11.8%

NOTES:

1.
Does not include 718,500 shares owned by the trusts described in Note (2) below, as to which Mr. Whitman disclaims beneficial ownership. Includes 255,300 shares owned by Mr. Whitman's spouse. Also included are 40,000 shares of Common Stock deemed issued upon exercise of stock options granted in February 1998.

2.
Includes 718,500 shares of Common Stock held by Mr. Henry as trustee under trusts as follows: (a) 437,250 shares for the benefit of Mr. Whitman's two adult children, W. Fifield Whitman III and Laura B. Whitman (218,625 shares owned by a trust for the benefit of Laura B. Whitman and 218,625 shares owned by a trust for the benefit of W. Fifield Whitman III — See Note (4) below), and (b) 281,250 shares for the benefit of Mr. Whitman's spouse. Mr. Henry disclaims beneficial ownership of these shares.

3.
Includes 15,000 vested shares of Common Stock deemed issued upon exercise of stock options granted in February 1996.

4.
Does not include 218,625 shares owned by Mr. Henry as trustee for the benefit of Laura B. Whitman or 218,625 shares owned by Mr. Henry as trustee for the benefit of W. Fifield Whitman III described in Note (2) above.

5.
Includes 48,650 shares of Common Stock owned by trusts for the benefit of Mr. Riley's two adult children, for which Mr. Riley and his wife serve as trustees. Mr. Riley disclaims beneficial ownership of these shares. Also includes 73,670 shares of Common Stock held by Mr. Riley's spouse in trust and 40,000 shares of Common Stock deemed issued upon exercise of stock options granted in February 1998.

6.
Includes 1,000 vested shares of Common Stock deemed issued upon exercise of stock options granted in May 1992.

7.
Includes 25,400 vested shares of Common Stock deemed issued upon exercise of stock options.

8.
Represents less than 1% of all common shares outstanding.

9.
Mr. Baker, age 44, is the Vice President, Chief Financial Officer and Secretary of the Company. His holdings include 6,750 vested shares of Common Stock deemed issued upon exercise of stock options.

10.
Includes 3,000 shares of Common Stock deemed issued upon exercise of stock options granted in May 2000.

11.
Information taken from Amended Schedule 13G, dated February 12, 2002, which states that the information is as of January 30, 2002 and shows sole voting power as to 791,044 shares and sole power of disposition as to 791,044 shares. The Amended Schedule 13G states that all securities reported on the schedule are owned by advisory clients of Dimensional Fund Advisors, Inc., and Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such securities.

12.
Information taken from Schedule 13G, dated January 3, 2002, which states that the information is as of December 31, 2001. The Schedule 13G indicates that the filer is a group consisting of Corbyn Investment Management, Inc. ("CIM") and Greenspring Fund, Inc. ("GFI"). According to the Schedule 13G, CIM beneficially owns, with sole power to vote and dispose of, 744,775 shares (8.3%), and GFI beneficially owns, with sole power to vote and dispose of, 312,200 shares (3.5%).

Section 16(a) Beneficial Ownership Reporting Compliance

The Company is required to report to its stockholders those directors, officers and owners of more than 10% of any class of the Company's equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who fail to timely file reports of beneficial ownership and changes in beneficial ownership, as required by Section 16(a) of the Exchange Act. Upon review of these reports, the Company believes that all stockholder reports were filed on a timely basis.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Ten directors are to be elected by a plurality of the stockholder votes cast at the Meeting to serve until the 2003 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. The following persons have been nominated:

Name	Age	Principal Occupation(s) During Past Five Years and other Public Directorships	Director of Company or Predecessor Since

Selim A. Bassoul	45	President and Chief Executive Officer of the Company and its principal subsidiary, Middleby Marshall, Inc. since January 1, 2001. From 2000 to 2001 Chief Operating Officer of the Company and its principal subsidiary Middleby Marshall, Inc. From 1999 to 2000, Group President of Middleby Cooking Systems Group. From 1996 to 1999, President of Southbend, a Middleby company.	2001
Robert R. Henry	61	President of Robert R. Henry Co., Inc., a venture capital firm, since 1989. Managing Director of Morgan Stanley & Co., Inc. from 1977 to 1989. Advisory Director of Morgan Stanley and a director of Somanetics Corporation, a medical monitor manufacturer.	1996
A. Don Lummus	66	President and Chief Executive Officer of Davenport Industries LLC, manufacturer of machine tool equipment and parts, since January 2000. From 1995 to 2000, Chairman and Chief Executive Officer of Crudgington Machine Tools, a CNC machine tool manufacturer. From 1984 to 1994, Vice Chairman of Sasib Bakery North America, Inc. (formerly Stewart Systems, Inc.), manufacturer of automated bakery equipment. Former Chairman, former President and former Chief Executive Officer of Stewart Systems, Inc.	1984
John R. Miller III	61	President of E.O.P, Inc., publisher of special market trade magazines. Director of First National Bank of Long Island and its holding company, the First of Long Island Corporation.	1978
Philip G. Putnam	61	Managing Director, Flagstone Capital, LLC, Investment Bankers, since 2000. Executive Vice President, Brean Murray & Co. Inc., investment bankers, from 1996 to 2000. From 1983 to 1996, Executive Vice President of American Asset Management Company, investment advisers.	1978

David P. Riley	55	President and Chief Executive Officer of the Company and its principal subsidiary, Middleby Marshall Inc. ("MM") until retirement on December 31, 2000. Director of Zebra Technologies Corporation, an industrial equipment manufacturer.	1983
Sabin C. Streeter	60	Adjunct Professor and Executive-in-Residence at Columbia Business School. Managing Director and Vice President of Donaldson, Lufkin & Jenrette Securities Corp., investment bankers, 1976 to 1990 and 1993 to 1997. Director of Oakwood Homes Corporation.	1987
William F. Whitman, Jr.	62	Chairman of the Board of the Company and MM.	1978
Laura B. Whitman (1)	34	Vice President, Chinese Works of Art, Christie's, Inc., New York, since 2001. Vice President, Client Advisory, Christies, New York, 1999 to 2001. Specialist in Chinese Paintings, Christie's, New York, 1995 to 1999.	1996
Robert L. Yohe	65	Independent Director and Corporate Advisor. Vice Chairman and Director of Olin Corporation, a chemicals manufacturer, 1993 to 1994, and from 1985 to 1992, President of Olin Chemicals, a division of Olin Corporation. Director of Airgas, Inc., Calgon Carbon Corporation, and Marsulex Inc.	1996

(1)
Ms. Whitman is the daughter of the Chairman of the Company.

The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

Committees; Board Meetings

The Company has an Audit Committee composed of Messrs. Putnam (Chairman), Streeter and Lummus. During the fiscal year ended December 29, 2001, the Audit Committee met three times for the purposes of (i) approving the selection of the Company's independent auditors; (ii) reviewing the arrangements for and scope of the audit; (iii) discussing any matters of concern to the Committee and/or the Board of Directors with regard to the Company's financial statements or other results of the audit; and (iv) reviewing the Company's internal accounting procedures and controls and the activities and recommendations of the Company's independent auditors. The members of the audit committee are independent as defined in current listing standards of the National Association of Securities Dealers.

The Company has a Compensation Committee composed of Messrs. Yohe (Chairman), Henry, Lummus and Miller. The Compensation Committee met once during the fiscal year ended December 29, 2001. The function of the Compensation Committee is to review and approve recommendations concerning the compensation of the Chairman of the Board and the President and Chief Executive Officer of the Company. The Company does not have a Nominating Committee.

The Board of Directors of the Company held six meetings during the fiscal year ended December 29, 2001, and each director attended at least 75% of all Board and applicable Committee meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services to the Company in all capacities for the fiscal years ending December 29, 2001 (the "2001 fiscal year"), December 30, 2000 (the "2000 fiscal year"), and January 1, 2000 (the "1999 fiscal year"), received by those persons who were, during the 2001 fiscal year, (i) the chief executive officer and (ii) the most highly compensated executive officers of the Company whose total annual salary and bonus in the 2001 fiscal year exceeded $100,000.

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options/ SARs(#)(2)	All Other Compensation ($)(3)
William F. Whitman, Jr. Chairman of the Board	2001 2000 1999	$ $ $	451,545 359,815 359,815	$ $ $	825,000 684,960 281,435	$ $ $	67,000 67,000 67,000	— — —	$ $ $	16,847 12,423 11,306
Selim A. Bassoul President and Chief Executive Officer	2001 2000 1999	$ $ $	279,722 270,020 270,020	$ $ $	825,000 920,000 571,725	$ $	9,000 153,397 —	— — 25,000	$ $ $	8,251 176,514 6,456
David B. Baker Vice President, Chief Financial Officer and Secretary	2001 2000 1999	$ $ $	124,042 116,316 97,808	$ $ $	69,300 240,000 145,500		— — —	— 10,000 2,500	$ $ $	9,000 6,447 3,570

NOTES:

1.
Amounts in 2001, 2000 and 1999 for Mr. Whitman represent director's fees for services to the Company and its subsidiaries. Mr. Bassoul's 2001 amount represents director's fees for services to the Company and its subsidiaries and his 2000 amount represents the forgiveness of a debt plus interest upon reaching certain operating performance goals as described under the section entitled "Employment Agreements".

2.
Amounts represent options to purchase shares of the Company's Common Stock awarded under the Company's 1998 Stock Incentive Plan.

3.
All Other Compensation consists of (a) the Company's Profit Sharing Contributions and (b) Company 401k matching contributions and (c) insurance premiums paid by the Company on a group term life insurance policy; and (d) relocation benefits paid. Individual amounts are as follows (amounts shown are for each of 2001, 2000 and 1999 respectively):

(a)
Messrs. Whitman and Bassoul each received Profit Sharing Contributions of $6,487, $6,245, and $5,784, Mr. Baker received Profit Sharing Contributions of $6,487, $6,245, and $3,333.

(b)
Company 401k matching contributions in 2001 to Messrs. Whitman, Bassoul, and Baker were $2,830, $1,200, and $2,289, respectively.

(c)
Life insurance premiums paid by the Company for Mr. Whitman $7,530, $6,178, and $5,522, for Mr. Bassoul $564, $216, and $672, for Mr. Baker $224, $202, and $237.

(d)
Relocation expenses paid to Mr. Bassoul totaled $170,053 for the year 2000.

Employment Agreements

WILLIAM F. WHITMAN, JR. The Company and MM entered into an employment agreement with Mr. Whitman dated as of March 10, 1978, as amended and restated January 1, 1995, as amended as of January 1, 1998, and as amended as of January 1, 2001. The employment agreement, as amended, provides, among other things, for Mr. Whitman to serve as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of MM for a term ending December 31, 2005 and for a specified minimum amount of annual compensation. In addition, the employment agreement provides that Mr. Whitman shall be entitled to certain retirement benefits in the event of Mr. Whitman's termination of employment for any reason, including death or disability, such payments to commence on the first day of the month following the date of such termination of employment. The Company has established, and transferred assets to, a grantor trust for satisfying the retirement benefit obligation under this employment agreement. Each monthly installment of retirement benefits shall be in an amount (subject to CPI adjustments) equal to one-twelfth (1/12) of 75% of Mr. Whitman's total compensation in effect during the last year of his employment with the Company. Any such retirement benefits will be reduced, commencing March 1, 2005, by the amount per month which Mr. Whitman is entitled to receive under the Salaried Retirement Plan of the Company which was terminated in 1982. Retirement benefits will be paid to Mr. Whitman for his life, or if he dies before age 75, such benefits will be paid to his spouse until he would have attained age 75.

The employment agreement gives both parties the right to terminate in the event of a breach (willful breach, if the Company is terminating) of the obligations of the other party under the agreement, with certain payments to Mr. Whitman in certain events. The agreement may also be terminated by the Company at any time without cause upon 90 days notice, such termination to be effective in two years, but in such event Mr. Whitman would be entitled to salary and bonus for such two-year period. After termination for any reason except breach by the Company or MM, the Company and MM may elect to pay Mr. Whitman his base salary for an additional year, in which event Mr. Whitman may not compete with the Company or MM for such period of time. Moreover, the agreement extends to Mr. Whitman the right to terminate his employment at any time during a two-year period following a change in control of the Company, and upon such termination Mr. Whitman is entitled to receive as severance pay an amount equal to two years of his base salary, all accrued but unpaid salary, all benefits under the bonus plan and all retirement benefits under the agreement.

In addition, the Company maintains for the continued benefit of Mr. Whitman and his spouse all health and medical plans and programs which the Company maintains for its senior executives and their families. Mr. Whitman and his spouse are entitled to such health and medical benefits for life.

SELIM A. BASSOUL. Mr. Bassoul participates in two separate, special executive compensation plans. In February 2000, the Company loaned Mr. Bassoul the sum of $434,250 to pay for the purchase of 100,000 shares of the Company's Common Stock. The loan bears interest at the rate of 6.08% per annum. The Company agreed to forgive the indebtedness in increments over a three-year period if the Company reaches stated levels of earnings before taxes ("EBT") per share. The Company achieved the stated EBT level for the year 2000, and, accordingly, one-third of the principal balance plus interest was forgiven. The Company did not achieve the stated EBT level for year 2001, and, accordingly, no debt forgiveness occurred with respect to that time period. As of March 28, 2002, there was an outstanding principal loan balance of $289,500 plus interest. If Mr. Bassoul voluntarily leaves the Company the unforgiven portion of the loan becomes due. In March 2001, the Company loaned Mr. Bassoul the sum of $300,000 to pay for the purchase of 50,000 shares of the Company's Common Stock. The loan bears interest at the rate of 6.00% per annum. The Company agreed to forgive the indebtedness in increments over a three-year period if the Company reaches stated levels of EBT per share. The Company did not achieve the stated EBT level for year 2001, and, accordingly, no debt forgiveness occurred with respect to that time period. As of March 28, 2002, there was an outstanding principal loan balance of $300,000 plus interest. If Mr. Bassoul voluntarily leaves the Company the unforgiven portion of the loan becomes due.

In June 2000, the Company and Mr. Bassoul entered into a two-year severance agreement which provides that in the event of Mr. Bassoul's involuntary termination of employment with the Company other than for cause, or in the event Mr. Bassoul voluntarily leaves the Company within six months after a change of control, Mr. Bassoul is entitled to severance pay equal to one year's base salary plus one year's continued health and medical benefits. The June 2000 agreement was superceded in May 2001, when the Company and Mr. Bassoul entered into a three-year severance agreement which provides that in the event of Mr. Bassoul's involuntary termination of employment with the Company for any reason other than for cause or in the event Mr. Bassoul voluntarily leaves the Company within six months after a change of control, the Company will provide Mr. Bassoul with two years of base salary severance and two years of normal employer provided health insurance.

DAVID B. BAKER. In June 2001, the Company and Mr. Baker entered into a two-year severance agreement which provides that in the event of Mr. Baker's involuntary termination of employment with the Company other than for cause, or in the event Mr. Baker voluntarily leaves the Company within six months after a change of control, Mr. Baker is entitled to severance pay equal to one year's base salary plus one year's continued health and medical benefits.

Retirement Agreement

DAVID P. RILEY. Mr. Riley retired as President and Chief Executive Officer of the Company as of December 31, 2000. The Company and MM entered into an employment agreement with Mr. Riley dated as of January 1, 1988, as restated and amended January 1, 1995, as amended as of January 1, 1998, as amended and restated as of December 4, 2000, as amended as of June 20, 2001. Under such amended and restated employment agreement, as of December 30, 2000, Mr. Riley is obligated as an independent contractor to perform consulting services for the Company as reasonably requested by the Company.

The amended and restated agreement provides that the Company pay Mr. Riley a lump sum retirement benefit of $1,830,000 in exchange for its release and discharge from all liability for annual retirement benefits due Mr. Riley after May 31, 2001 under a previous version of the agreement. The agreement also provides that the Company shall pay Mr. Riley a supplemental bonus of $200,000 on or before December 31, 2000 and the sum of $177,908 payable in equal monthly installments of $14,826 during calendar year 2001. The Company made those payments in accordance with the terms of the agreement. The Company is also responsible for paying certain business and personal expenses incurred during calendar year 2001.

The amended and restated agreement also provides that Mr. Riley's health and medical benefits shall continue at the expense of the Company through December 31, 2001 and thereafter at the expense of Mr. Riley. However, Mr. Riley's rights to such benefits shall cease in all events upon a change in control of the Company or upon Mr. Riley reaching age 65, whichever is earlier.

Profit Sharing Plan

The Company maintains a tax-qualified Profit Sharing and Savings Plan for those of its employees and the employees of affiliated employers who are not union employees, non-resident aliens or leased employees. Each eligible employee becomes a participant upon employment. This Plan provides for an annual discretionary profit sharing contribution by the Company and affiliated companies. The profit sharing contribution is allocated to individual accounts of participants in proportion to their compensation and is integrated with the applicable Social Security taxable wage base. A participant's profit sharing account begins vesting after 2 years of service with the Company and affiliated employers and is fully vested after 5 years of service. A participant whose employment terminates for reasons other than death, total disability or retirement on or after attaining age 65 is entitled only to the vested portion of his account. The Plan also permits participants to contribute to their own accounts on a pre-tax basis by means of compensation reduction elections. The portion of a participant's account that is attributable to compensation reduction contributions is always 100% vested. The Plan also permits the Company and affiliated employers to make matching contributions under the Savings Plan that are allocated to participants as a uniform percentage of their compensation reduction contributions for the same year. The portion of a participant's account that is attributable to matching contributions is subject to the same vesting rules that apply to that participant's profit sharing account. During the fiscal year ended December 29, 2001, the Company made Profit Sharing contributions of $250,000 and matching contributions of $107,061. Aggregate contributions to executive officers in such fiscal year totaled an estimated $25,780.

Stock Option Grants

The Company did not make any stock option grants during the fiscal year ended December 29, 2001 to the named executive officers of the Company.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended December 29, 2001 by each of the named executive officers and the fiscal year-end value of unexercised options under the 1998 Stock Incentive Plan and the 1989 Stock Incentive Plan. Options awarded under these plans become exercisable in accordance with the terms of the grant.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($) Exercisable/ Unexercisable
William F. Whitman, Jr.	0	n/a	40,000/60,000	$0/$0
Selim A. Bassoul	0	n/a	25,400/8,350	$15,300/$25,013
David B. Baker	0	n/a	4,250/8,750	$937/$937

Stock Price Performance Graph

The graph below compares five-year cumulative total return for a stockholder investing $100 in the Company on December 31, 1996 with the Nasdaq Stock Market Index and the Index of Nasdaq Non-Financial Stocks over the same period, assuming reinvestment of dividends. The Company does not believe it is feasible to provide a comparison against a group of peer companies, as there is an insufficient number of other similar publicly-traded companies. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent the Company specifically incorporates the information contained therein by reference, and shall not otherwise be deemed filed under such Acts.

	1996	1997	1998	1999	2000	2001
The Middleby Corporation	100	122.41	56.90	88.24	94.04	81.50
The Nasdaq Stock Market Index	100	122.48	172.70	320.87	193.00	153.15
Nasdaq Non-Financial Stocks Index	100	117.05	171.82	336.80	196.32	150.04

Report of the Audit Committee and Board of Directors

The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter (attached as Appendix A to the proxy statement for the Company's 2001 annual meeting).

The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 29, 2001.

The Audit committee discussed with the independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 29, 2001 be included in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2001.

The Middleby Corporation Audit Committee Philip G. Putnam, Chairman, Sabin C. Streeter, A. Don Lummus

Independent Public Accountants

Arthur Andersen LLP served as independent public accountants for the fiscal year ended December 29, 2001. A representative of Arthur Andersen LLP is expected to attend the annual meeting to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

The Board of Directors intends to select a nationally recognized independent public accounting firm to conduct the audit for fiscal year 2002. The Audit Committee is expected to review the alternatives and make a recommendation for the full Board's consideration.

Audit Firm Fee Summary

During the fiscal year ended December 29, 2001. The Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$228,000
Financial Information Systems Design & Implementation Fees	$0
All Other Fees	$709,700	(1)

(1)
All Other Fees consist of $312,800 for Blodgett due diligence support, $150,000 for Blodgett historical audits, $140,100 for tax related issues, $67,800 for actuarial services, and $39,000 in miscellaneous services.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining the independence of Arthur Andersen LLP as the Company's public accountants.

Report of the Compensation Committee and Board of Directors

This Report of the Compensation Committee and Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee reviews and approves recommendations concerning the compensation of the Chairman and the President and Chief Executive Officer of the Company. The full Board of

Directors reviews the Company's operating profit target levels and the bonus component of the compensation of executive officers and senior managers of the Company, other than the Chairman and the President and Chief Executive Officer. The basic strategy of the Compensation Committee is to have a significant portion of executive compensation at risk, where payment of bonuses is tied to performance and creating shareholder value.

William F. Whitman, Jr., Chairman of the Board, is employed by the Company pursuant to an employment agreement, which is summarized elsewhere in this Proxy Statement. Mr. Whitman's employment agreement establishes the components of his compensation arrangement as a minimum base salary plus a bonus based upon Company performance. The current level of base salary for Mr. Whitman has been determined on the basis of the value contributed by Mr. Whitman to the longstanding operations of the Company and MM. Mr. Whitman's 2001 bonus was based upon his contribution to achieving strategic initiatives, fulfilling cost containment goals, and generating favorable earnings before income taxes.

Selim A. Bassoul, President and Chief Executive Officer, is employed by the Company pursuant to employment agreements, which are summarized elsewhere in this Proxy Statement. Mr. Bassoul's 2001 compensation for the fiscal year ended December 29, 2001 was based upon his performance as President and Chief Executive Officer of the Company, including his contributions to achieving strategic initiatives, fulfilling cost containment goals, and generating favorable earnings before income taxes.

The compensation of other executive officers and senior managers of the Company are set at levels to be competitive with amounts paid to executive officers and senior managers with comparable qualifications, experience and responsibilities at other businesses of similar type or with similar market capitalization. Such individuals receive a salary and also participate in an annual Management Incentive Compensation Plan. The Plan provides for payment of bonuses determined as a percentage of such participant's base salary depending on the achievement of certain levels of operating profits, earnings before tax and/or return on investment percentage. Target levels are set annually to be in line with the Company's annual budget, and are presented by the President and Chief Executive Officer to the Board of Directors for review and approval.

The Board of Directors believes that awards under the Company's incentive plans link the financial interests of management with those of the stockholders. Grants during any fiscal year, including the fiscal year ended December 29, 2001, are based on an individual's long-term contribution to the operations of the Company and MM.

The Compensation Committee: Robert L. Yohe, Chairman, Robert R. Henry, A. Don Lummus and John R. Miller III
Other Directors: William F. Whitman, Jr., Selim A. Bassoul, David P. Riley, Philip G. Putnam, Sabin C. Streeter, and Laura B. Whitman

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Robert R. Henry, A. Don Lummus, John R. Miller III and Robert L. Yohe, all of whom are independent directors of the Company and are not officers of the Company. William F. Whitman, Jr., the Chairman of the Board, and Selim A. Bassoul, the President and Chief Executive Officer, participate with the full board in reviewing and approving certain components of compensation of other executive officers and senior managers. Recommendations concerning the compensation of Messrs. Whitman and Bassoul, however, are subject to the review and approval of the Compensation Committee.

Directors' Compensation

Each director of the Company receives an annual fee of $12,000, and each director who is not an officer of the Company receives an additional fee of $1,000 for each meeting of the Board of Directors or committee thereof that he or she attends. Each director who serves as a committee chair receives an additional annual fee of $2,000. In 2002, the annual fee will be raised to $14,000 for each director who is not an officer of the Company.

Directors' Retirement Plan

The Company maintains an unfunded retirement plan for non-employee directors. The plan provides for an annual benefit upon retirement from the Board of Directors at age 70, equal to 100% of the director's last annual retainer, payable on a quarterly basis for a number of years equal to the director's years of service, up to a maximum of 10 years.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN

The Board of Directors has adopted, subject to stockholder approval, a proposal to amend the 1998 Stock Incentive Plan (the "Plan") in the following two respects:

  •
  To increase the number of shares with respect to which options may be granted by an additional 300,000 shares, and

  •
  To permit a one-time grant to Selim A. Bassoul, President and Chief Executive Officer of the Company, of options for 200,000 shares in fiscal year 2002.

The Board of Directors believes it is important to develop compensation packages that will attract and retain executive officers of the Company. Increasing the number of shares with respect to which options can be granted will provide the Company with the flexibility that the Board feels is needed to achieve this goal.

The Plan as originally adopted provided that options may be granted for an aggregate of 550,000 shares of Common Stock and that the number of option shares (subject to adjustment) that could be granted in a fiscal year to any executive officer would not exceed 100,000 shares. As a result of option grants and exercises, only 91,063 shares were available for future option grants under the Plan at April 19, 2002.

Subject to stockholder approval of the proposed amendments to the Plan, William F. Whitman, Jr. was granted options for 100,000 shares and Selim A. Bassoul was granted options for 200,000 shares of the Company's Common Stock under the Plan. Those options were granted on February 26, 2002 at an exercise price of $5.90 per share (100% of fair market value on the grant date), expire 10 years from the grant date, and vest as follows: 20% on February 26, 2003; 40% on February 26, 2004; 60% on

February 26, 2005; 80% on February 26, 2006; and 100% on February 26, 2007. If the stockholders do not approve the amendments to the Plan, the options granted to Messrs. Whitman and Bassoul on February 26, 2002 will be cancelled.

If stockholders approve the proposed amendments to the Plan, (1) the aggregate number of shares of the Company's Common Stock available for grants under the Plan will increase from 550,000 to 850,000, and (2) the number of shares available for future option grants under the Plan will be 91,063 after taking into account the 300,000 options granted to Messrs. Bassoul and Whitman described above. At April 19, 2002, an aggregate of 261,000 shares were covered by unexercised options under the Plan; to the extent that any of these options should expire or be forfeited, shares covered by such options may be re-granted under the Plan.

On April 10, 2002, the last reported sale price of the Company's Common Stock on Nasdaq National Market was $6.35 per share.

Description of the Plan

The Plan permits the granting of any or all of the following: (1) stock options, including incentive stock options, (2) stock appreciation rights ("SARs"), in tandem with stock options or free-standing, (3) restricted stock and (4) performance stock.

The Board of Directors of the Company administers the Plan. The Board has the authority to make grants and to determine their terms; provided, however, that the selection of eligible employees for participation and decisions concerning the timing, pricing and amount of a grant is made solely by a committee consisting of two or more directors. Subject to the provisions of the Plan, the Board has the authority to interpret the provisions of the Plan, to adopt any rules, procedures and forms necessary for the operation and administration of the Plan, and to determine all questions relating to the eligibility and other rights of all persons under the Plan. All employees of the Company and its subsidiaries and affiliates are eligible to be participants.

The number of shares of the Company's Common Stock available for grants under the Plan is subject to adjustment if there is a merger, consolidation, stock dividend, split-up, combination, or exchange of shares, recapitalization or change in capitalization with respect to the shares of Common Stock. The shares of stock deliverable under the Plan may consist in whole or in part of unissued shares or reacquired shares. If a grant expires or is canceled, any shares which were not issued or fully vested under the grant at the time of expiration or cancellation will again be available for grants.

Options may be either "Incentive Stock Options," as defined in Section 422 of the Internal Revenue Code (the "Code"), or options not intended to be so qualified ("Non-qualified Options"). The Board may grant more than one option to a participant during the life of the Plan, and such option may be in addition to an option or options previously granted. However, the aggregate fair market value of stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all stock option plans of the Company and its subsidiaries) may not exceed $100,000. Incentive Stock Options shall be exercisable at no less than 100% of the fair market value of the shares on the date of grant, subject to anti-dilution provisions. However, if any Incentive Stock Option is granted to an individual who owns more than 10% of the total combined voting power of all classes of stock of the Company, actually or constructively under Section 424 of the Code, such option shall be exercisable at 110% of the fair market value of the stock subject to the option. Non-qualified Options may be granted at less than 100% of the fair market value of shares on the date of grant.

To comply with Section 162(m) of the Code with respect to future grants of options, the Plan (i) limits the number of shares to which options may be granted to each executive officer whose compensation is required to be reported in the Company's annual proxy statement (an "Executive Officer") to 100,000 during any fiscal year during which such person serves as an Executive Officer (if the stockholders approve the proposed amendment, in fiscal year 2002, Mr. Bassoul will receive a one-time grant of options for 200,000 shares); and (ii) provides that certain required decisions concerning grants under the Plan will be made by a committee of "outside directors" appointed by the Board of Directors. Section 162(m) of the Code limits the deductible compensation paid to Executive Officers of publicly held corporations to $1,000,000. Any taxable compensation which is recognized by an Executive Officer upon (i) the exercise of a nonstatutory option or (ii) a disqualifying disposition of stock acquired under an incentive stock option, is subject to the limit. However, the limit will not apply if the options are granted under a stockholder-approved plan document which specifies the maximum number of option shares that can be granted to an Executive Officer during the corporation's tax year, provided that each grant is determined by a directors' committee which is comprised solely of "outside directors".

Options granted pursuant to the Plan will generally be transferable only by will or by laws governing descent and distribution, and during the lifetime of an optionee, will be exercisable only by the optionee. However, subject to the approval of the Board, the Plan provides that an option may be transferable, as permitted under the Exchange Act, as long as such transfers are made to one or more of the following: family members, including children of the optionee, the spouse of the optionee, or grandchildren of the optionee, trusts for such family members or charities ("Transferees"), and provided that such transfer is a bona fide gift and, accordingly, the optionee receives no consideration for the transfer, and that the options transferred continue to be subject to the same terms and conditions that were applicable to the options immediately prior to the transfer. In the event of such a transfer, the Transferee may not subsequently transfer such option. However, the designation of a beneficiary will not constitute a transfer.

No option will be exercisable following three months after termination of employment with the Company (or such shorter or longer period as the option may provide) unless such termination of employment occurs by reason of disability or death. In the event of the disability or death of an optionee while an employee of the Company or any subsidiary of the Company, the options or unexercisable portions thereof, to the extent exercisable on the date of disability or death, shall be exercisable at any time for a period not to exceed the expiration of one year from the date of disability or death (or such shorter period as the option may provide). In no event, however, shall an option be exercisable after the expiration of ten years from the date such option was granted (five years in the case of Incentive Stock Options granted to an optionee owning more than 10% of the voting power of stock of the Company as contemplated by Section 425 (d) of the Code), or beyond the term for which it was granted.

Payment for shares of Common Stock purchased upon exercise of an option granted under the Plan shall be made in full at the time of such exercise, whether in cash, shares of the Company's Common Stock (valued at fair market value), by a note payable to the Company, or in a combination of cash, notes and shares of stock. Under this provision, "pyramiding" of the shares may be allowed. In pyramiding, an optionee requests the Company to apply the shares received upon exercise of a portion of an option to satisfy the purchase price for additional portions of the option. The effect of pyramiding is to allow an optionee to deliver a relatively small number of shares in satisfaction of the purchase price of even the largest option. The technique yields an optionee no more than the appreciation or "spread" inherent in the exercise of the option.

A SAR may be granted free-standing or in tandem with new options. However, a SAR which is issued in tandem with an Incentive Stock Option will be subject to the following: (i) it will expire no later than at the expiration of the Incentive Stock Option; (ii) payment under the SAR will not exceed 100% of the difference between the exercise price of the option and the fair market value of stock on the date the SAR is exercised; (iii) it will be transferable only when the option is transferable, and under the same conditions; (iv) it will be exercisable only when the option is exercisable; and (v) it may only be exercised when the fair market value of the Company's stock exceeds the exercise price of the option. Payment by the Company upon exercise of a SAR will be in cash, stock, or any combination thereof as the Board shall determine.

The Plan provides that each grant of restricted stock shall include a description of the restrictions applicable to the grant and the conditions on which the restrictions may be removed. Each grant will also provide whether the recipient must pay any amount in connection with the grant and, if so, the amount and terms of that payment. Such amount shall not exceed 10% of the fair market value of the restricted stock at the time the grant is made, and may be for such lesser amount as shall be determined by the Board of Directors.

The Plan provides that each grant of performance stock shall include a description of any applicable provisions relating to the performance period and performance criteria. Performance stock awards offer certain employees the potential for substantial financial incentives (in addition to potential appreciation in the value of Company Common Stock) based on continued service and the achievement of long-term Company performance goals, but in a manner that also places such employees at risk in the event of poor Company performance. The Company offers the opportunity to purchase a specified number of Company shares at market price to selected employees pursuant to a performance award structure. The amount of shares to be granted will be at the discretion of the Plan committee.

Under the structure, the purchase of shares is fully financed by full-recourse interest-bearing loans provided by the Company. Purchasing employees are also eligible to receive a deferred cash incentive award at the end of a 5-year incentive period. Two-thirds of the incentive award will be based on Company performance criteria during the performance period. The remaining one-third of the incentive award are be based on the participant's continued service with the Company until the end of the performance period. The maximum incentive award (based on achievement of certain target performance goals) is equal to the amount of the loan plus accrued interest through the date of the award payment. The portion of the incentive award attributable to Company performance criteria varies based on the degree of achievement of the performance requirement. Currently, the initial award performance criteria are be based on the Company's earnings per share. The Company reserves the right to alter the structure of any performance stock award under the Plan.

If there is a merger, consolidation, stock dividend, split-up, combination or exchange of shares, recapitalization or change in capitalization with respect to the shares of Common Stock, or any other corporate action with respect to the shares of Common Stock which, in the opinion of the Board, adversely affects the relative value of a grant, the number of shares and the exercise price (in the case of an option) of any grant which is outstanding at the time of that event will be adjusted by the Board to the extent necessary to remedy the adverse effect on the grant's value.

Plan Benefits

One share of Common Stock underlies each option granted under the Plan. The following table shows the number of options granted under the Plan as of April 19, 2002:

Name and Position	Number of Options Granted Under the Plan(1)
Selim A. Bassoul President, Chief Executive Officer and nominee for election as a director	40,000	(2)
William F. Whitman, Jr. Chairman of the Board and nominee for election as a director	100,000	(3)
David B. Baker Vice President, Chief Financial Officer and Secretary	23,000
All current executive officers as a group	163,000	(2)(3)
All current directors who are not executive officers as a group	100,000
Each nominee for election as a director, excluding Messrs. Whitman and Bassoul:
David P. Riley	100,000
Each associate of any such directors, executive officers or nominees	None
Each other person who received or is to receive 5 percent of such options	None
All employees who are not executive officers as a group	131,300

(1)
Includes expired, vested, unvested, exercised, and unexercised options.

(2)
Does not include the 200,000 options granted to Mr. Bassoul on February 26, 2002 pending shareholder approval.

(3)
Does not include the 100,000 options granted to Mr. Whitman on February 26, 2002 pending shareholder approval.

Federal Income Tax Consequences of the Plan

With respect to Non-qualified Options, the difference between the option price and the fair market value of the stock on the date the option is exercised will be taxable as ordinary income to the optionee and will be deductible by the Company as compensation on such date. Gain or loss on the subsequent sale of such stock will be eligible for capital gain or loss treatment by the optionee and will have no federal income tax consequences to the Company.

An exchange of Common Stock in payment of the option price in the case of a Non-qualified Option is considered a tax-free exchange by the optionee to the extent of a like number of new shares, with the new shares retaining the basis and holding period of the old shares. The fair market value of any additional shares transferred to the optionee (representing the excess of the fair market value of all of the new shares over the fair market value of all of the old shares) will constitute ordinary income to the optionee and be deductible by the Company. This amount then becomes the optionee's basis in such shares.

With respect to Incentive Stock Options, if the optionee does not make a disqualifying disposition of stock acquired on exercise of such option, no income for federal income tax purposes will result to such optionee upon the granting or exercise of the option (except that the amount by which the fair market value of the stock at time of exercise exceeds the option price will be a tax preference item under the expanded alternative minimum tax), and in the event of any sale thereafter any amount realized in excess of cost will be taxed as long-term capital gain and any loss sustained will be long-term capital loss. In such case, the Company will not be entitled to a deduction for federal income tax purposes in connection with the issuance or exercise of the option. A disqualifying disposition will occur if the optionee makes a disposition of such shares within two years from the date of the granting of the option or within one year after the transfer of such shares. If a disqualifying disposition is made, the difference between the option price and the lesser of (i) the fair market value of the stock at the time the option is exercised or (ii) the amount realized upon disposition of the stock will be treated as ordinary income to the optionee at the time of disposition and will be allowed as a deduction to the Company.

An exchange of Common Stock in payment of the option price in the case of an Incentive Stock Option, if the exchange is not a disqualifying disposition of the stock exchanged, is considered to be tax-free. Under proposed regulations, a number of shares received upon exercise equal to the number of shares exchanged will have a basis equal to the basis of the shares exchanged and the remaining shares received will have a zero basis.

An exchange of statutory option stock to acquire other stock on exercise of an Incentive Stock Option is a taxable recognition transaction with respect to the stock disposed of if the minimum statutory holding period for such statutory option stock has not been met. Statutory option stock includes stock acquired through exercise of an Incentive Stock Option, a restricted stock option or an option granted under an employee stock purchase plan. If there is such a premature disposition, ordinary income is attributed to the optionee (and will be deductible by the Company) to the extent of the optionee's "bargain" purchase on acquisition of the surrendered stock, and the post-acquisition appreciation in value of such stock is taxed to optionee as a short-term gain if held for less than the applicable holding period for long-term capital gains, and long-term capital gain if held for such applicable holding period, and will not be deductible by the Company.

A portion of the excess of the amount deductible by the Company over the value of options when issued may be subject to the alternative minimum tax imposed on corporations. With respect to SARs, the fair market value of shares issued and the amount of cash paid by the Company upon exercise of such rights will be taxable as ordinary income to the holder of the rights and will be deductible by the Company, in each case on the date of exercise. Gain or loss on the subsequent sale of such shares will be eligible for capital gain or loss treatment by the recipient and will have no federal income tax consequences to the Company.

With respect to grants of restricted stock, shares may be granted to an employee without recognition of income by the employee as long as the shares are not transferable and remain subject to a substantial risk of forfeiture. Upon the lapse of any restrictions on the transferability of the shares or the lapse of the conditions creating the risk of forfeiture, the employee is required to recognize ordinary income to the extent of the excess of the fair market value of the shares, determined at the time of the lapse of the applicable restrictions, over the price, if any, paid for the shares. The employee may, alternatively, elect to recognize income at the date of the award, in the amount of the then difference between the value of unrestricted shares and the price, if any, paid by the employee for the restricted shares. The Company is allowed a deduction in an amount equal to the income recognized by the employee in the year such income is recognized. Unless the election referred to above is made, dividends received during the continuation of restrictions on shares will be taxable to the employee as ordinary income for the periods in which such dividends are received, and such dividends will be deductible by the Company as compensation, Dividends received after such election has been made or after the restrictions cease to apply will be taxed as dividends to the employee and will not be deductible by the Company.

The tax consequences with respect to grants of performance stock will depend upon the structure of such awards.

The described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the discussion is limited to federal income taxes and does not attempt to describe state and local tax effects which may accrue to participants or the Company.

Vote Required for Approval; Board Recommendation

The affirmative vote of a majority of outstanding shares of Common Stock at the Meeting, at which a quorum is present, is necessary to approve the proposal to amend the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN.

MISCELLANEOUS

The Company's 2001 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

Cost of Solicitation

All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company or by telephone or telecopy. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

Proposals of Security Holders

Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Secretary of the Company at the Company's principal executive offices for inclusion in the Company's Proxy Statement and form of proxy relating to the 2003 annual meeting no later than December 20, 2002.

Notice of stockholder matters intended to be submitted at the next annual meeting outside the processes of Rule 14a-8 will be considered untimely if not received by the Company by March 5, 2003.

By order of the Board of Directors.
DAVID B. BAKER Secretary
Dated: April 19, 2002

THE MIDDLEBY CORPORATION
1400 Toastmaster Drive, Elgin, IL 60120
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints William F. Whitman, Jr., and David B. Baker, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2002 Annual Meeting of Stockholders of THE MIDDLEBY CORPORATION (the "Company") to be held at the Company's facility located at 1400 Toastmaster Drive, Elgin, Illinois at 10:30 a.m. local time, on Thursday, May 16, 2002, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

1.	ELECTION OF DIRECTORS
	/ / FOR all nominees listed below (unless name of nominee is crossed out)	/ / WITHHOLD AUTHORITY
Selim A. Bassoul Robert R. Henry A. Don Lummus John R. Miller III Philip G. Putnam David P. Riley Sabin C. Streeter William F. Whitman, Jr. Laura B. Whitman Robert L. Yohe
2.	PROPOSAL TO AMEND THE 1998 STOCK INCENTIVE PLAN
/ / FOR / / AGAINST / / ABSTAIN
3.	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (which the Board of Directors does not know of prior to April 19, 2002)
/ / FOR / / AGAINST / / ABSTAIN

        Management recommends your vote FOR all proposals.

This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO AMEND THE 1998 STOCK INCENTIVE PLAN, AND WILL CONFER THE AUTHORITY IN PARAGRAPH 3.

        Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated April 19, 2002, as well as a copy of the 2001 Annual Report to Stockholders.

Date:	, 2002.

(Signature(s) of stockholder(s))

When signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is requested to sign. If a corporation or partnership, please sign by an authorized officer or partner. Please sign in the same manner as your certificate(s) is (are) registered.

Please complete, date, sign and return this proxy in the envelope provided.

QuickLinks

2002 ANNUAL MEETING OF STOCKHOLDERS May 16, 2002 PROXY STATEMENT GENERAL
HOLDINGS OF STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
PROPOSAL NO. 2 — APPROVAL OF AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN
MISCELLANEOUS